Exhibit 99.1

AEROJET ROCKETDYNE HOLDINGS, INC. ANNOUNCES UPDATE ON PROPOSED MERGER TRANSACTION WITH LOCKHEED MARTIN

EL SEGUNDO, Calif., January 25, 2022 – Earlier this month, Lockheed Martin and Aerojet Rocketdyne agreed with the Federal Trade Commission (FTC) that we would not close the transaction before January 27, 2022, to enable the parties to discuss the scope and nature of the merchant supply and firewall commitments previously offered by Lockheed Martin.

Aerojet Rocketdyne has been advised by the FTC that its concerns regarding the transaction cannot be addressed adequately by the terms of the proposed consent order. We believe it is highly likely that the FTC will vote to sue to block the transaction and expect they will make a decision before January 27, 2022.

If the FTC sues to block the transaction, Lockheed Martin could elect to defend the lawsuit or terminate the merger agreement.

Aerojet Rocketdyne continues to believe in the benefits of the transaction for the United States and its allies, the industry, and all of the company’s stakeholders.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements regarding the completion of the transaction and actions that may be taken by the FTC with respect to the transaction. Such statements in this release are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which could cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “believe,” “could,” “expect,” and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in Aerojet Rocketdyne’s forward-looking statements.

About Aerojet Rocketdyne Holdings, Inc.

Aerojet Rocketdyne Holdings, Inc., headquartered in El Segundo, California, is an innovative technology-based manufacturer of aerospace and defense products and systems, with a real estate segment that includes activities related to the entitlement, sale, and leasing of the Company’s excess real estate assets. More information can be obtained by visiting the Company’s websites at www.rocket.com or www.aerojetrocketdyne.com.

Contact information:

Media: Steve Warren, vice president, communications 703-650-0278